Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” within the Prospectus and Statement of Additional Information of Stone Ridge Residential Real Estate Income Fund I, Inc. and to the use of our report dated November 26, 2019, with respect to the financial statements of Stone Ridge Residential Real Estate Income Fund I, Inc. as of November 20, 2019, in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Stone Ridge Residential Real Estate Income Fund I, Inc. to be filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-232263).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

December 10, 2019